CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             INTERACTIVE GROUP, INC.


     Robert J. Stahl and William J. Hanson certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of InterActive Group, Inc., a California corporation.

     2. Article First of the Certificate of Incorporation of this corporation is hereby amended to read as follows:

          "FIRST: The name of the corporation is 'Arrowhead Research Corporation'."

     3. Article Fourth of the Certificate of Incorporation of this corporation is hereby amended to read as follows:

          "FOURTH: The total number of shares which the corporation shall have authority to issue is 60,000,000, of which 50,000,000 shares shall be common stock, $.001 par value ("Common Stock"), and 10,000,000 shares shall be preferred stock, $.001 par value ("Preferred Stock"). The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following: (a) The number of shares constituting that series and the distinctive designation of that series; (b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative priority, if any, of payment of dividends on shares of that series; (c) Whether that series shall have voting rights, in addition to the voting rights expressly required by law, and, if so, the terms of such voting rights; (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption dates; (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (g) The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) Any other relative rights, preferences and limitations of that series.

     Upon the amendment of this Article FOURTH to read as hereinabove set forth, each sixty-five (65) shares of Common Stock then outstanding shall thereby be combined, reconstituted and converted into one share of Common Stock, each six and one-half (6.5) shares of Preferred Stock designated as Series A Preferred Stock then be combined, reconstituted and converted into one share of Common Stock. No fractional shares shall be issued to shareholders in connection with such combination, reconstitution and conversion, but in lieu thereof one additional whole share shall be distributed to each holder of shares of Common Stock who would otherwise have been entitled to receipt of any fractional share."


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     3.  The  foregoing amendments of the Certificate of Incorporation have been duly  approved  by the Board of Directors of this corporation in accordance with
Section  242  of  the  Delaware  General  Corporation  Law.

     4. The foregoing amendments of the Certificate of Incorporation have been duly approved by the required vote of the stockholders of this corporation in accordance with Section 242 of the Corporations Code, including the separate vote of the holders of the Series A Preferred Stock. The total number of outstanding shares of the Common Stock of this corporation is 5,276,039, the total number of outstanding shares of the Series A Preferred Stock of this corporation is 2,000,000, and no other shares of the Preferred Stock of this corporation have been issued or are outstanding. The number of shares of Common Stock voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required was more than 50%. The number of votes cast by the holders of the Series A Preferred Stock in favor of the amendments equaled or exceeded the vote required. The percentage vote required was more than 50%.

     We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: December 12, 2003.


                                        _____________________________
                                        Robert J. Stahl, President


                                        _____________________________
                                        William J. Hanson, Secretary


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